Exhibit 3.2

                                RESTATED CHARTER

                                       OF

                      AXA EQUITABLE LIFE INSURANCE COMPANY

                UNDER SECTION 1206 OF THE NEW YORK INSURANCE LAW
                                      AND

                  SECTION 807 OF THE BUSINESS CORPORATION LAW


The undersigned President and Secretary of AXA Equitable Life Insurance Company (the "corporation") pursuant to Section 1206 of the New York Insurance Law and
Section 807 of the Business Corporation Law do hereby state, certify and set forth:

(1) The name of the corporation is AXA Equitable Life Insurance Company. The original name of the corporation was The Equitable Life Assurance Society of the United States.

(2) The date its Charter was filed by the New York Insurance Department is July 26, 1859.

(3) The corporation's Restated Charter is hereby amended to effect the following amendments:

       (a) an amendment of Article III to conform with Section 1113(a)(1) of the New York Insurance Law definition of Life Insurance;
       (b) an amendment to Article VI to state the time of the annual meeting of shareholders of the corporation; and
       (c) an amendment to Article VI to conform to the change in Section 1201 of the New York Insurance Law, which states that not less than two Directors shall be residents of the State of New York.

(4) The text of the Restated Charter as amended hereby is hereby restated to read as set forth in full below:

[Description of Charter Seal]
No. 045405

STATE OF NEW YORK
COUNTY OF NEW YORK, SS:

I, NORMAN GOODMAN,
COUNTY CLERK AND CLERK
OF THE SUPREME COURT,
NEW YORK COUNTY,
DO HEREBY CERTIFY ON
   DEC. -6.2004

THAT I HAVE COMPARED THIS
COPY WITH THE ORIGINAL
FILED IN MY OFFICE ON

/S/ DEC - 6 2004
----------------------
AND THAT THE SAME IS A
CORRECT TRANSCRIPT
THEREFROM AND OF THE
WHOLE OF SUCH ORIGINAL
IN WITNESS WHEREOF,
I HAVE HEREUNTO SET MY
HAND AND AFFIXED MY
OFFICIAL SEAL

/S/ NORMAN GOODMAN
---------------------------------
COUNTY CLERK AND CLERK OF THE
SUPREME COUNT, NEW YORK COUNTY

FACSIMILE SIGNATURE USED
PURSUANT TO SEC. 903,
COUNTY LAW.

FEE PAID

ARTICLE I

       The name of the corporation shall continue to be AXA Equitable Life Insurance Company.

ARTICLE II

       The principal office of the corporation shall be located in the City of New York, County of New York, State of New York.

ARTICLE III

       (a) The business to be transacted by the corporation shall be the kinds of insurance business specified in Paragraphs 1, 2 and 3 of Sub-section (a) of Section 1113 of the Insurance Law of the State of New York, as follows:

            (1) "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured,




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       and optional modes of settlement proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                (2) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                (3) "Accident and health insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted; such other kind or kinds of business now or hereafter authorized by the laws of the State of New York to stock life insurance companies; and such other kind of kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

       (b) The corporation shall also have all other rights, powers, and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to


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



stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.

ARTICLE IV

       The business of the corporation shall be managed under the direction of the Board of Directors.

ARTICLE V

       (a) The Board of Directors shall consist of not less than 13 (except for vacancies temporarily unfilled) nor more than 36 Directors, as may be determined from time to time by a vote of a majority of the entire Board of Directors. No decrease in the number of Directors shall shorten the term of any incumbent Director.

       (b) The Board of Directors shall have the power to adopt fron time to time such By-Laws, rules and regulations for the governance of the officers, employees and agents and for the management of the business and affairs of the corporation, not inconsistent with this Charter and the laws of the State of New York, as may be expedient, and to amend or repeal such by-laws, rules and regulations, except as provided in the By-Laws.

       (c) Any or all of the Directors may be removed at any time, either for or without cause, by vote of the shareholders.

       (d) No Director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or were acts or omissions which (a) he or she knew or reasonably should have known violated the Insurance Law of the State of New York or (b) violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law of the State of New York (or any regulations promulgated thereunder) or (c) constituted a knowing violation of any other law; or (ii) the liability of a Director for any act or omission prior to September 21, 1989.




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ARTICLE VI

       (a) The Directors of the corporation shall be elected at each annual meeting of shareholders of the corporation in the manner prescribed by law. The annual meeting of the shareholders of the corporation for the election of Directors shall be held at the principal office of the corporation on the third Wednesday in the month of May at 3:00 P.M., local time, or at such other place, within or without the State of New York, or on such other earlier or later date in April or May or at such other hour as may be fixed from time to time by resolution of the Board of Directors. At each annual meeting of shareholders, Directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders.

       (b) Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors shall be filled by vote of the shareholders.

       (c) Each Director shall be at least twenty-one years of age, and at all times a majority of the Directors shall be citizens and residents of the United States, and not less than two of the Directors shall be residents of the State of New York.

       (d) The Board of Directors shall elect such officers as are provided for in the By-Laws at the first meeting of the Board of Directors following each annual meeting of the shareholders. In the event of the failure to elect officers at such meeting, officers may be elected at any regular or special meeting of the Board of Directors. A vacancy in any office may be filled by the Board of Directors at any regular or special meeting.

ARTICLE VII

       The duration of the corporate existence of the corporation shall be perpetual.

ARTICLE VIII

       The amount of the capital of the corporation shall be $2,500,000, and shall consist of 2,000,000 Common Shares, par value $1.25 per share.

ARTICLE IX

       The Board of Directors shall have the power and authority to authorize the use in a foreign country where the corporation does or proposes to do business of a specified translation of its name in any language commonly used in such country.


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(5)  This Restated Charter was approved by authorization of the Board of
     Directors on July 22, 2004 and by the shareholders on October 4, 2004 to be effective September 7, 2004.

     In witness whereof, the undersigned have subscribed this Certificate and affirmed it as true under the penalties of perjury this 4th day of October, 2004.

AXA Equitable Life Insurance Company

By /s/ Christopher M. Condron
  -----------------------------------
Chairman of the Board, President and Chief
Executive Officer


By /s/ Pauline Sherman
-------------------------------------
Senior Vice President, Secretary and
Associate General Counsel





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